For further information, contact:

Kevin L. Halloran

Vice President, Corporate Development and Investor Relations

Phone: 808-525-8422

E-mail: khalloran@abinc.com

HOLD FOR RELEASE:

8:00 A.M. EASTERN DAYLIGHT TIME

September 4, 2008

ALEXANDER & BALDWIN, INC. ANNOUNCES INTENT

TO LIST ON NEW YORK STOCK EXCHANGE

Company with Expanding Global Reach Partners with Premier Exchange

New Symbol to Become “AXB”

Honolulu (September 4, 2008) — Alexander & Baldwin, Inc. (NASDAQ:ALEX) today announced its intent to transfer trading of its shares to the New York Stock Exchange (“NYSE”) from the NASDAQ Global Select Market (“NASDAQ”). Alexander & Baldwin expects to begin trading on the NYSE on October 1, 2008 (subject to approval by the NYSE). Alexander & Baldwin will continue to trade on the NASDAQ until that time. The stock will trade under the new ticker symbol “AXB.”

With Alexander & Baldwin’s historic foothold in Hawaii, significant U.S. mainland operations and nascent international presence, the company will be better positioned to meet the growing business demands of its transportation, real estate and agribusiness customers around the world.

“Alexander & Baldwin’s global compass, coupled with the worldwide prestige of the New York Stock Exchange, will be an important differentiator for our businesses in the coming years as we further expand our operations regionally and internationally,” said Allen Doane, chairman & CEO, Alexander & Baldwin. “This important milestone in our company’s 138-year history signals our commitment to securing the most efficient and visible trading platform for our shareholders. We are honored to partner with the NYSE, the most recognized stock exchange in the world. Additionally, we thank NASDAQ for their support over the years of our listing.”

“We welcome Alexander & Baldwin and its well-established brands to the New York Stock Exchange,” said Duncan Niederauer, CEO, NYSE Euronext. “From its Hawaii home to the Asia-Pacific region and the mainland USA, Alexander & Baldwin has built an outstanding business and reputation. On behalf of my colleagues, I extend to the Alexander & Baldwin team and shareholders, a warm aloha and my commitment to provide the highest levels of market quality and service.”

In addition to activities planned for its transfer listing day, Alexander & Baldwin’s representatives will ring the Opening Bell on October 23, 2008, to celebrate the Company’s move to the New York Stock Exchange.

About Alexander & Baldwin: Alexander & Baldwin, Inc., headquartered in Honolulu, Hawaii is engaged in ocean transportation and integrated logistics services through its subsidiaries, Matson Navigation Company, Inc., Matson Integrated Logistics, Inc. and Matson Global Distribution Services; in real estate, through A&B Properties, Inc.; and in agribusiness, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date.

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